Exhibit 99.1

Contact:	David W. Gryska Senior Vice President and Chief Financial Officer Celgene Corporation (908) 673-9059	Tim Smith Director Investor Relations Celgene Corporation (908) 673-9951

CELGENE TO ACQUIRE ABRAXIS BIOSCIENCE INC.

ABRAXANE® Approved for Second-Line Use in Metastatic Breast Cancer, Establishes
Celgene in Solid Tumors Complementing Its Leadership Position in Blood Cancers

Recent Clinical Data Presented at ASCO and AACR for ABRAXANE in First-Line Non-small
Cell Lung Cancer and First-Line Pancreatic Cancer Highlights Significant Growth
Opportunities

Celgene Reaffirms 2010 Non-GAAP Financial Outlook; Expects Acquisition to be Modestly
Dilutive to Non-GAAP Earnings in 2011 and Accretive in 2012 and Beyond; Acquisition
Expects to Add Approximately $1 Billion in Revenue
in 2015

SUMMIT, NJ and LOS ANGELES, CA – (June 30, 2010) – Celgene Corporation (NASDAQ: CELG) and Abraxis BioScience Inc. (Nasdaq: ABII) today jointly announced the signing of a definitive merger agreement in which Celgene has agreed to acquire Abraxis BioScience. Under the terms of the merger agreement, each share of Abraxis BioScience common stock will be converted into the right to receive an upfront payment of $58.00 in cash and 0.2617 shares of Celgene common stock. The upfront payment values Abraxis BioScience at approximately $2.9 billion, net of cash. Each share will also receive one tradeable Contingent Value Right (CVR), which entitles its holder to receive payments for future regulatory milestones and commercial royalties. The transaction is expected to be modestly dilutive to non-GAAP earnings in 2011 and accretive in 2012 and beyond.

The acquisition of Abraxis BioScience accelerates Celgene’s strategy to become a global leader in oncology. The transaction adds ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) to the Company’s existing portfolio of leading cancer products. ABRAXANE was approved in January 2005 by the U.S. Food and Drug Administration (FDA) for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. ABRAXANE was approved by the European Medicines Agency in January 2008 for a similar indication. Additionally, ABRAXANE® has received orphan drug designation for stage IIB-IV melanoma and pancreatic cancer.

“The acquisition of Abraxis BioScience is an exceptional strategic fit that will accelerate our strategy of becoming a global leader in oncology,” said Bob Hugin, Chief Executive Officer of Celgene Corporation. “We are excited by the opportunity to leverage our clinical, regulatory and commercial capabilities to provide metastatic breast cancer patients with an innovative treatment in ABRAXANE. We are also excited by the potential of ABRAXANE to treat additional solid tumor malignancies such as non-small cell lung and pancreatic cancer. Finally, the potential of nab®-based therapeutics developed by Abraxis coupled with Celgene’s innovative science offers the potential to deliver long-term value to patients, doctors and all of our stakeholders.”

“Our nab technology platform is changing the treatment paradigm for difficult-to-treat cancers,” said Patrick Soon-Shiong, M.D., Executive Chairman of Abraxis BioScience. “In Celgene we have found the ideal partner to further expand the reach of ABRAXANE and our other treatments, in order to improve the lives of patients worldwide.”

About nab®-Driven Chemotherapy

Abraxis BioScience has developed a proprietary nanoparticle albumin bound (nab) technology which leverages albumin nanoparticles for the active and targeted delivery of chemotherapeutics to the tumor. This nab-driven chemotherapy provides a new paradigm for penetrating the blood-stroma barrier to reach the tumor cell. The proposed mechanism of delivery of this nab-driven chemotherapy is thought to be by targeting a previously unrecognized tumor-activated, albumin-specific biologic pathway with a nanoshell of the human blood protein albumin. This nano-shuttle system is believed to activate an albumin-specific (Gp60) receptor-mediated transcytosis path through the cell wall of proliferating tumor cells, using caveolin-1 activated caveolar transport. Once in the stromal micro-environment, the albumin-bound drug may be preferentially localized by a second albumin-specific binding protein, SPARC, a protein secreted into the stroma by tumor cells. The resulting collapse of stroma surrounding the tumor cell may thus enhance the delivery of the nab-chemotherapeutic to the intracellular core of the tumor cell itself.

Recent ABRAXANE Clinical Data: First-line Non-small Cell Lung Cancer
At the 46th Annual Meeting of the American Society of Clinical Oncology (ASCO) held earlier this month in Chicago, 34 scientific abstracts evaluating the use of ABRAXANE were presented. Data presented from a randomized phase III trial evaluating ABRAXANE plus carboplatin showed a statistically significant (p=0.005) 31 percent improvement in overall response rate (ORR) when compared with paclitaxel plus carboplatin in the first-line treatment of patients with non-small cell lung cancer (NSCLC). These data achieved the primary end point agreed to with the FDA in a Special Protocol Assessment. In addition, a retrospective analysis of the highly difficult-to-treat subset of squamous cell carcinoma, showed a 67 percent improvement in ORR (p<0.001) in those who received the ABRAXANE combination versus those who received the paclitaxel combination.

Recent ABRAXANE Clinical Data: Advanced Pancreatic Cancer
Data was also presented at the recent ASCO meeting from a phase II clinical study evaluating ABRAXANE in advanced pancreatic cancer patients who have progressed on gemcitabine-based therapy. Treatment resulted in 58 percent of patients achieving six-month overall survival (OS), with a median survival of 7.3 months and a median progression-free survival (PFS) of 1.6 months. Five patients remain alive at a median follow-up of 12.7 months, including one patient with stable disease (SD) on cycle 15 of therapy. These results follow data presented at the 101st Annual Meeting of the American Association for Cancer Research (AACR) in April 2010 from a phase 1/2 study of ABRAXANE in combination with gemcitabine, which demonstrated increased survival in first-line treatment of patients with advanced pancreatic cancer. Median OS for 44 patients treated at the recommended dose of 125 mg/m2 nab-paclitaxel (ABRAXANE) plus gemcitabine (1000 mg/m2) was 12.2 months, a doubling of survival compared to historical control of gemcitabine alone. Enrollment is ongoing for a phase III trial program evaluating nab-paclitaxel plus gemcitabine versus gemcitabine alone as a first-line therapy for advanced metastatic pancreatic cancer.

Terms of the Agreement
The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the approval of the acquisition by stockholders of Abraxis Bioscience and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the merger agreement, each share of Abraxis BioScience common stock will be converted into the right to receive an upfront payment of $58.00 in cash and 0.2617 shares of Celgene common stock. The upfront payment values Abraxis BioScience at approximately $2.9 billion, net of cash. Each share will also receive one tradeable CVR, which will entitle its holder to receive a pro rata share of the following payments:

•	$250 million cash payment upon certain U.S. approval of ABRAXANE® by FDA for NSCLC with progression-free survival claim in U.S. label

•	$300 million in cash upon the approval of ABRAXANE by FDA for pancreatic cancer with overall survival claim in U.S. label.

•	$100 million cash payment upon FDA approval of ABRAXANE for pancreatic cancer by April 1, 2013.

•	Potential cash royalty payments upon achievement of certain ABRAXANE and nab-pipeline products net revenue thresholds.

The acquisition of Abraxis BioScience is expected to close in the fourth quarter of 2010.

Morgan Stanley & Co. Incorporated is acting as financial advisor to Celgene on the transaction. Lazard Freres & Co., Goldman Sachs & Co., and BofA Merrill Lynch are acting as co-financial advisors to Abraxis BioScience. Legal counsel for Celgene is Jones Day and Proskauer Rose LLP, and Abraxis BioScience’s legal counsel is Fried, Frank, Harris, Shriver & Jacobson LLP.

About ABRAXANE®
ABRAXANE is a solvent-free chemotherapy treatment option for metastatic breast cancer which was developed using Abraxis BioScience’s proprietary nab® technology platform. This protein-bound chemotherapy agent combines paclitaxel with albumin, a naturally-occurring human protein. By wrapping the albumin around the active drug, ABRAXANE can be administered to patients at higher doses, delivering higher concentrations of paclitaxel to the tumor site than solvent-based paclitaxel. ABRAXANE is currently in various stages of investigation for the treatment of the following cancers: expanded applications for metastatic breast, non-small cell lung, malignant melanoma, pancreatic and gastric.

The U.S. Food and Drug Administration approved ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE please visit http://www.abraxane.com.

About Abraxis BioScience, Inc.
Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 39 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit http://www.abraxisbio.com.

Conference Call and Webcast Information
Celgene will host a conference call to discuss the strategic acquisition of Abraxis BioScience on June 30, 2010, at 9 a.m. ET. The conference call and accompanying slides will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET June 30, 2010, until midnight ET July 7, 2010. To access the replay, in the U.S. dial 800-642-1687; outside the U.S. dial 706-645-9291; and enter reservation number 84971562

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Additional Information about the Transaction and Where to Find It
This press release shall not constitute an offer of any securities for sale. The acquisition will be submitted to Abraxis Bioscience’s stockholders for their consideration. In connection with the acquisition, Celgene and Abraxis Bioscience intend to file relevant materials with the Securities and Exchange Commission (SEC), including a registration statement, a proxy statement/prospectus and other relevant documents concerning the merger. Investors and stockholders of Celgene and Abraxis Bioscience are urged to read the registration statement, the proxy statement/prospectus and other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to the documents because they will contain important information about Celgene, Abraxis Bioscience and the merger.

Stockholders of Celgene and Abraxis Bioscience can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by Celgene and Abraxis Bioscience in connection with the announcement of the entry into the merger agreement, and any other relevant documents filed with the SEC when they become available. The registration statement, the proxy statement/prospectus and any other relevant materials (when they become available), and any other documents filed by Celgene and Abraxis Bioscience with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey, 07901, Attention: Investor Relations, or Abraxis Bioscience Inc., 11755 Wilshire Blvd., Los Angeles, CA, 90025, Attention: Investor Relations. Investors and stockholders are urged to read the registration statement, the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Participants in Solicitations
Celgene, Abraxis Bioscience and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from stockholders of Abraxis Bioscience in connection with the merger. Information regarding Celgene’s directors and officers is available in Celgene’s proxy statement on Schedule 14A for its 2010 annual meeting of stockholders, which was filed with the SEC on April 30, 2010. Information regarding Abraxis Bioscience’s directors and executive officers is available in Abraxis Bioscience’s proxy statement on Schedule 14A for its 2009 annual meeting of stockholders, which was filed with the SEC on October 30, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under Celgene’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements include the risk that the acquisition of Abraxis Bioscience may not be consummated for reasons including that the conditions precedent to the completion of the acquisition may not be satisfied; the possibility that the expected benefits from the proposed merger will not be realized, or will not be realized within the anticipated time period; the risk that Celgene’s and Abraxis Bioscience’s businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); and other risks that are discussed in Celgene’s filings with the SEC, such as Celgene’s Form 10-K, 10-Q and 8-K reports and in Abraxis Bioscience’s filings with the SEC, such as its Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.

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